Exhibit 4.5

FIRST SUPPLEMENTAL INDENTURE

dated as of November 8, 2013

among

CASH AMERICA INTERNATIONAL, INC.,

The Guarantor(s) Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

5.75% Senior Notes due 2018

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of November 8, 2013, among CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Company”), CREAZIONE ESTILO, S.A. DE C.V., a sociedad anónima de capital variable (the “Undersigned”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company, the Guarantors party thereto and the Trustee entered into the Indenture, dated as of May 15, 2013, as amended by that certain First Amendment to Indenture, dated on or about the date hereof (as amended and as may be further amended or supplemented from time to time, the “Indenture”), relating to the Company’s 5.75% Senior Notes due 2018 (the “Notes”); and

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture without notice to or the consent of any Noteholder to provide for any Guarantee of the Notes.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2. The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.

Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6. The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Undersigned and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CASH AMERICA INTERNATIONAL, INC., as Issuer

By:	/s/ Austin D. Nettle
Name: Austin D. Nettle
Title: Vice President and Treasurer

CREAZIONE ESTILO, S.A. DE C.V.

By:	/s/ Thomas A. Bessant, Jr.
Name: Thomas A. Bessant, Jr.
Title: Authorized Representative

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Patrick Giordano
Name: Patrick Giordano
Title: Vice President

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